Exhibit 14.1

OCULUS VISIONTECH INC.

CODE OF ETHICS

Introduction

This code of ethics (the “Code”) sets out the policies to be followed to ensure the business of Oculus VisionTech Inc. (“Oculus”) is conducted with integrity and in compliance with the law. Every employee, officer and director will be provided with a copy of the Code and is expected to know and follow the policies outlined herein. Any employee or officer who knowingly violates the letter or spirit of these policies is subject to disciplinary action, up to and including termination.

Every Oculus employee, officer and director has the responsibility to obey the law and act ethically. This Code is a guide intended to inform employees, officers and directors of significant legal and ethical issues that may arise and to the steps to be taken to report illegal or unethical conduct. Since it is impossible to address every situation that may arise, this Code is provided as a guideline. Oculus must rely on each person’s good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct. Ultimately, this Code cannot replace the thoughtful behavior of an ethical employee, officer or director.

If you have any questions about this Code or are concerned about conduct you believe violates Oculus’s policies or the law, you should consult with either or both of the President of Oculus, Rowland Perkins at (403) 259-3620 (the “President”), or the Corporate Secretary, Anton J. Drescher at (604) 685-1017 (the “Secretary”). Please note that no one at Oculus has the authority to make exceptions to these policies, other than the Board of Directors (the “Board”).

Conflict of Interest

Business decisions must be made in the best interest of Oculus and not motivated by personal interest or gain. Therefore, all employees, officers and directors must avoid any actual or perceived conflict of interest.

A “conflict of interest” occurs when an individual’s personal interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of Oculus. A conflict of interest situation can arise when an employee, officer or director takes actions or has interests (financial or other) that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also may arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in Oculus, regardless of whether such benefits are received from Oculus or a third party. Federal law prohibits Oculus, directly or indirectly, including through a subsidiary, from extending or maintaining credit, arranging for an extension of credit, or renewing an extension of credit, in the form of a personal loan for a director or executive officer.

It is difficult to identify exhaustively what constitutes a conflict of interest. For this reason, employees, officers and directors must avoid any situation in which their independent business judgment might appear to be compromised. If you have any concerns or questions about potential conflicts of interest situations, and disclosure of these situations as they arise, they should be addressed and reported to either the President or Secretary.

Corporate Opportunities

Employees, officers and directors are prohibited from:

•	taking for themselves personally, opportunities that properly belong to Oculus or are discovered through the use of corporate property, information or position; and

•	using corporate property, information or position for personal gain; and competing with Oculus.

Employees, officers and directors owe a duty to Oculus to advance its legitimate interests when the opportunity to do so arises.

Compliance with Laws, Rules and Regulations

Employees, officers and directors must comply fully with all applicable federal, state and local laws, rules and regulations that govern Oculus’s business conduct, (including, without limitation, federal securities laws).

Reporting Illegal or Unethical Behavior

All employees, officers and directors have a duty to adhere to this Code. Employees are encouraged to talk to supervisors, managers or other appropriate personnel about possible illegal or unethical behavior that has occurred and, when in doubt, about the best course of action in a particular situation.

If you are concerned about a violation of this Code or other illegal or unethical conduct by employees, officers or directors of Oculus, contact your supervisor or call either the President or the Secretary. Confidentiality will be maintained to the fullest extent possible.

No employee will be penalized for making a good-faith report of violations of this Code or other illegal or unethical conduct, nor will Oculus tolerate retaliation of any kind against anyone who makes a good-faith report. An employee, officer or director who submits a false report of a violation, however, will be subject to disciplinary action. If you report a violation and in some way also are involved in the violation, the fact that you stepped forward will be considered if or when corrective actions are taken.

The President will be responsible for making sure that appropriate investigations of all reports of violations are conducted. No employee, officer or director should investigate a violation on her/her own. If the result of an investigation indicates that corrective action is required, Oculus will decide what steps to take, including, when appropriate, legal proceedings and disciplinary action up to and including termination, to rectify the problem and avoid the likelihood of its recurrence.

Confidentiality

Employees, officers and directors must maintain the confidentiality of all information entrusted to them by Oculus, its customers or suppliers, or others with whom it may conduct business, except when disclosure of such information is authorized or legally mandated.

Confidential information includes any information that has not been made available to the public that might be of use to competitors, or harmful to Oculus or its customers if disclosed. It also includes important non-public information about firms with which Oculus have dealings, including customers and suppliers. You should not share confidential information with friends, relatives or other non-employees, or discuss confidential matters in public places, such as elevators, public transportation (including airplanes) or restaurants.

All inquiries regarding Oculus from non-employees, such as financial analysts and journalists, should be directed to the President or the Secretary. Oculus’s will co-operate with every reasonable request of government investigators for information. At the same time, Oculus is entitled to all the safeguards provided by law for the benefit of persons under investigation or accused of wrongdoing, including legal representation. If a representative of any government or government agency seeks an interview with you or requests access to data or documents for the purposes of an investigation, you should refer the representative to the President, who will then refer the matter to the attorney for Oculus. You also should preserve all materials, including documents and e-mails, that might relate to any pending or reasonably possible investigation.

Protection and Proper Use of Assets

All employees, officers and directors must protect Oculus’s assets and ensure their efficient use. Such assets include, without limitation, intellectual property such as the Oculus name, logos, trademarks, patents, copyrights, confidential information, ideas, plans and strategies. Theft, carelessness and waste have a direct impact on Oculus’s profitability. Any misuse or infringement of Oculus’s assets should be reported to the business conduct advisors.

Fair Dealing

Each employee, officer and director must endeavor to deal fairly and in good faith with Oculus’s customers, suppliers, competitors, shareholders and employees. No employee, officer or director shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.

Oculus’s policy is to select, place and work with all its employees and officers without discrimination based on race, color, national origin, gender, age, religion, disability, veteran’s status, or actual or perceived sexual orientation. Oculus firmly believes in equal opportunity.

Further, it is the responsibility of each of employee, officer and director to help Oculus provide a work atmosphere free of harassing, abusive, disrespectful, disorderly, disruptive or other non-professional conduct. Sexual harassment in any form, verbal or physical, by any employee, officer or director will not be tolerated. A violation of this policy will be treated with appropriate discipline, up to and including termination.

Outside Employment

Employees who desire employment unrelated to their work at Oculus must carefully avoid conflicts regarding employment transactions, hours of work or any other potential issue, which may interfere with his/her activities with Oculus. Employees must bear in mind that their commitment to Oculus should be their first responsibility. Before an employee actually obtains outside employment, he/she must request permission in writing from a supervisor. Employees who fail to obtain prior written permission are subject to dismissal. Permission will not be granted for employment with a competitive company or corporation.

Sarbanes-Oxley Act

Section 406 of the Sarbanes-Oxley Act as applies to the CEO and CFO of Oculus and defines the term “code of ethics” as written standards that are reasonably designed to deter wrongdoing and to promote:

(a)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(b)	full, fair, accurate, timely and understandable disclosure in reports and documents that a company files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the company;

(c)	full, fair, accurate, timely and understandable disclosure in reports and documents that a company files with, or submits to, the SEC and in other public communications made by the registrant;

(d)	compliance with applicable governmental laws, rules and regulations;

(e)	the prompt internal reporting to an appropriate person or persons identified in the code of violations of the Code; and

(f)	accountability for adherence to the Code.

Amendment, Modification and Waiver

This Code may be amended, modified or waived by the Board. Any change to, or waiver of, this Code for executive officers or directors must be disclosed promptly to Oculus’s shareholders either by a Form 8-K filing or by publishing a statement on the website of Oculus.

Acknowledgment

Each employee, officer and director, upon initial receipt of a copy of the Code, is expected to read the Code and, in case of any questions, to obtain answers from his/her supervisor concerning the intent of the policies and procedures outlined herein.

Each employee, officer and director is accountable for knowing and abiding by this Code. When the employee, officer or director is satisfied with his/her understanding of the handbook, he/she will sign an acknowledgement confirming that he/she has received and read this Code, understands it and is complying with it.